For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 November 2005

New York, NY – December 14, 2005 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of November 30, 2005:

	November 30, 2005	October 31, 2005	Change (1 month)	Percent Change	November 30, 2004	Change (12 month)	Percent Change
Homes passed	303,495	289,326	14,169	4.9%	197,563	105,932	53.6%

Terrestrial Broadcasting subscribers % Saturation	82,261 27.1%	79,737 27.6%	2,524	3.2%	64,596 32.7%	17,665	27.3%
Pay TV subscribers % Saturation	12,059 4.0%	10,531 3.6%	1,528	14.5%	7,208 3.6%	4,851	67.3%
Internet subscribers % Saturation	30,183 9.9%	27,713 9.6%	2,470	8.9%	14,884 7.5%	15,299	102.8%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com